SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                   ONTRO, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68 3380109
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                               September 22, 1998
- --------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------------------------------

              CUSIP No. 68 3380109
- --------------------------------------------------


   ======= =====================================================================
  1        NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           William D. Corneliuson (###-##-####)
========== =====================================================================
  2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                                  (b)   [ ]
========== =====================================================================
  3
           SEC USE ONLY
========== =====================================================================
  4
           CITIZENSHIP OR PLACE OF ORGANIZATION


           United States
=========================== --------- ==========================================
                               5
    NUMBER OF                           SOLE VOTING POWER

                                        357,000
    SHARES

    BENEFICIALLY            --------- =========================================
                               6
                                      SHARED VOTING POWER
    OWNED BY
                                      0
                            --------- =========================================
      EACH                     7
                                      SOLE DISPOSITIVE POWER

   REPORTING                            357,000
                            --------- =========================================
                               8
     PERSON                           SHARED DISPOSITIVE POWER

                                      0
      WITH

=========== ====================================================================
  9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            357,000
=========== ====================================================================
 10
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
=========== ====================================================================
 11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.5%
- ----------- ====================================================================
 12
            TYPE OF REPORTING PERSON*

            IN

================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
================================================================================

- --------------------------------------------------

              CUSIP No. 68 3380109
- --------------------------------------------------


Item 1(a).       Name of Issuer:
                 Ontro, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 12675 Danielson Court
                 Suite 401
                 Poway, California  92064

Item 2(a).       Name of Person Filing:
                 William D. Corneliuson

Item 2(b).       Address of Principal Business Office or, if none, Residence:
                 777 East Wisconsin Avenue
                 Suite 3020
                 Milwaukee, Wisconsin  53202

Item 2(c).       Citizenship:
                 United States

Item 2(d).       Title of Class or Securities:
                 Common Stock, no par value

Item 2(e).       CUSIP Number:
                 68 3380109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                 Not applicable

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              CUSIP No. 68 3380109
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Item 4.          Ownership:
                 (a)            Amount Beneficially Owned:
                                357,000
                 (b)            Percent of Class:
                                5.5%
                 (c)            Number of shares as to which such person has:

                                (i) sole power to vote or to direct the vote:
                                                            357,000

                                (ii) shared power to vote or to direct the vote:
                                                            0

                                (iii) sole power to dispose or to direct the
                                      disposition of:
                                                            357,000

                                (iv) shared power to dispose or to direct the
                                        disposition of:     0

Item 5.          Ownership of Five Percent or Less of a Class.
                 Not applicable

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.
                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                 Not applicable

- --------------------------------------------------

              CUSIP No. 68 3380109
- --------------------------------------------------


Item 8.          Identification and Classification of Members of the Group.
                 Not applicable

Item 9.          Notice of Dissolution of Group.
                 Not applicable

Item 10.         Certification.
                 (a)  Not applicable

                 (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



          September 30, 1998
          Date



                                   /s/William D. Conteliuson
                                   [Signature]

                                   [Name/Title]



                                   William D. Corneliuson